Exhibit 99.1

Brookdale Announces First Quarter 2020 Results

Nashville, Tenn., May 5, 2020 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended March 31, 2020.

FIRST QUARTER 2020 HIGHLIGHTS

•	Same community revenue grew 2.0% year over year and 2.4% sequentially.

•	Completed the sale of the Company's interest in 14 unconsolidated Entry Fee CCRC communities and received $100.0 million of income from the termination of the related management agreements.

•
Ended the quarter with $500.7 million of cash and cash equivalents and marketable securities on hand and, in the regular course of business, refinanced the majority of the Company's 2020 debt maturities.

•	Restricted community access to help protect residents resulting in fewer move-ins in the second half of March, partially offset by fewer move-outs.

Lucinda ("Cindy") Baier, Brookdale’s President and CEO, said, "Our top priority is the health and safety of our residents, patients and associates. During this pandemic, we moved swiftly to update our strong and well-established infectious disease protocols for COVID-19 and to increase communication and training on these protocols. As public health officials’ knowledge rapidly and continuously expanded, we took the unprecedented actions of implementing a non-essential, no-visitor directive across all our communities nationwide. We also started to incur additional expenses to help limit the spread of the virus. We recognize these measures will continue to have a near-term financial impact. Even so, these steps were necessary, given the critical role we play within the healthcare system to care for the most vulnerable segment of the population. We believe our efforts will ultimately strengthen our long-term growth opportunity. I am immensely proud of our dedicated Brookdale associates and their outstanding efforts to serve on the front line, taking actions to care for our residents and patients and to help protect them."

SUMMARY OF FIRST QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)
The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio.(1)

($ in millions, except RevPAR and RevPOR)			Year-Over-Year Increase / (Decrease)				Sequential Increase / (Decrease)
	1Q 2020	1Q 2019	Amount		Percent	4Q 2019	Amount		Percent
Resident fees	$639.0	$626.2	$12.8		2.0%	$624.0	$15.0		2.4%
Facility operating expense	$438.1	$417.3	$20.8		5.0%	$430.5	$7.6		1.8%
RevPAR	$4,231	$4,148	$83		2.0%	$4,132	$99		2.4%
Weighted average occupancy	83.5%	84.3%	(80	) bps	n/a	85.0%	(150	) bps	n/a
RevPOR	$5,070	$4,919	$151		3.1%	$4,863	$207		4.3%

Consolidated
The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)		Change Attributable To:
($ in millions)	1Q 2020	1Q 2019	Amount	Percent	Transactions	Lease Standard
Resident fee and management fee revenue	$891.4	$825.2	$66.2	8.0%	$70.5	$(2.8)
Facility operating expense	588.5	586.1	2.4	0.4%	(20.2)	(9.2)
Net income (loss)	369.5	(42.6)	412.1	NM	See note (2)	6.4	(2)
Adjusted EBITDA (3)	185.1	116.6	68.5	58.7%	87.8	6.4
Adjusted EBITDA, excluding $100.0 million management termination fee and COVID-19 expense	95.1	116.6	(21.5)	(18.4)%	(12.2)	6.4

(1)
The same community portfolio includes operating results and data for 641 communities utilizing the Company's methodology for determining same store communities, which excludes communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, certain communities that have expansion, redevelopment, and repositioning projects that are anticipated to be under construction in the current year, and certain communities that have experienced a casualty event that significantly impacts their operations. Same community operating results exclude (i) hurricane and natural disaster expense of $0.1 million for the first quarter ended 2019 and insurance recoveries of $1.4 million for the first quarter of 2020, (ii) direct costs incurred to prepare for and respond to the COVID-19 pandemic of $9.1 million for the first quarter 2020, and (iii) for the 2019 periods, the additional resident fee revenue and facility operating expense recognized as a result of the application of the lease accounting standard ASC 842 of approximately $2.5 million and $8.5 million, respectively, for the first quarter of 2019 and $9.7 million and $13.7 million, respectively, for the fourth quarter of 2019.

(2)
The change in net income (loss) attributable to transactions is not presented as certain impacts are not available without unreasonable effort. The change attributable to the lease standard represents the 2019 impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of the lease standard.

(3)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures. Unless otherwise indicated, Adjusted EBITDA for the first quarter of 2020 includes the $100.0 million management agreement termination fee payment received from Healthpeak Properties, Inc. ("Healthpeak") related to the sale of Brookdale’s interest in the entry fee CCRC venture, which closed on January 31, 2020, and $10.0 million of direct costs, primarily consisting of acquisition of personal protective equipment ("PPE"), medical equipment, cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, and increased labor expense, incurred to prepare for and respond to the COVID-19 pandemic. Additionally, Adjusted EBITDA for the first quarter of 2020 includes a negative impact to resident fees as a result of the COVID-19 pandemic.

Summary of First Quarter Results - Consolidated

•	Impacts of Transactions, COVID-19, and Lease Accounting Changes on Comparability:

•
Since January 1, 2019, the Company completed dispositions, through sales and lease terminations, of 26 communities (2,455 units), which resulted in $22.4 million and $20.2 million less resident fee revenue and facility operating expense, respectively, for the first quarter of 2020 compared to the first quarter of 2019. Net income for the first quarter of 2020 includes $370.7 million of net gain on sale of assets resulting from the sale of the Company's interest in the CCRC Venture.

•
The Company transitioned management arrangements on 125 net communities since January 1, 2019, generally for interim management arrangements on formerly leased or owned communities and management arrangements on certain former unconsolidated ventures in which it sold its interest. Reduced management fees for the first quarter of 2020 resulting from these transitions were offset by the Company's receipt of the $100.0 million management termination fee payment from Healthpeak, resulting in a net increase of $93.0 million of management fee revenue compared to the first quarter of 2019.

•
The Company recognized $10.0 million of facility operating expenses during the first quarter of 2020 for direct costs to prepare for, and respond to, the COVID-19 pandemic, primarily consisting of acquisition of PPE, medical equipment, cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, and increased labor expense. Additionally, resident fee revenue was negatively impacted as a result of the COVID-19 pandemic in the first quarter of 2020.

•
Consolidated results for the first quarter of 2019 include $2.8 million and $9.2 million of non-cash resident fees and facility operating expense, respectively, resulting from the Company's adoption of the new lease standard and its application to residency agreements and costs related thereto beginning January 1, 2019, resulting in a non-cash net impact of negative $6.4 million to net income (loss) and Adjusted EBITDA, respectively, for the prior year quarter.

•	Resident fee and management fee revenue:

•
Excluding the impact of transactions and the lease accounting standard, consolidated resident fee and management fee revenue decreased 0.2% over the prior year quarter primarily due to a decrease in revenue for home health services. The decrease was partially offset by a 2.0% increase in same community RevPAR, comprised of a 3.1% increase in same community RevPOR and an 80 basis point decrease in same community weighted average occupancy.

•	First quarter 2020 consolidated RevPAR increased $127, or 3.1%, to $4,229 compared to the first quarter of the prior year.

•
Facility operating expense: Excluding the impact of transactions and the lease accounting standard, facility operating expense increased $31.8 million, or 5.7%, primarily due to an increase in community labor expense attributable to wage rate increases, an extra day of expense due to the leap year, and an increase in employee benefits expense.

•	Net income (loss):

•
The increase in net income compared to the prior year quarter was primarily attributable to a $373.5 million increase in net gain on sale of assets, primarily resulting from the sale of the Company's interest in the CCRC Venture, partially offset by a $77.8 million increase in asset impairment, as well as the revenue and facility operating expense factors noted above.

•
General and administrative expense of $54.6 million for the first quarter of 2020 represents a $1.7 million, or 3.0%, decrease from the prior year quarter, primarily due to a reduction in the Company’s corporate headcount, as it scaled general and administrative costs in connection with community dispositions, and a reduction in travel costs. The decrease was partially offset by a $1.5 million increase in transaction and organizational restructuring costs incurred in the current quarter.

•
Adjusted EBITDA: The increase compared to the prior year quarter was primarily attributable to the $100.0 million management termination fee proceeds, as well as the other revenue and expense factors previously discussed.

Same Community Senior Housing (IL, AL/MC, and CCRCs)

•	Resident fees:

•
The year-over-year increase was attributable to the increase in RevPOR, primarily the result of in-place rent increases, partially offset by the 80 basis point decrease in same community weighted average occupancy.

•
The decrease in the same community weighted average occupancy reflects the impacts of reduced move-in activity in the second half of March 2020 as the Company restricted access to its communities in response to the COVID-19 pandemic and an increase in non-controllable move outs for the quarter.

•
Facility operating expense: The year-over-year increase was primarily due to a 5.8% increase in labor expense arising from increases in wage rates, an extra day of expense due to the leap year, and an increase in employee benefits expense.

Health Care Services

			Increase / (Decrease)
($ in millions)	1Q 2020	1Q 2019	Amount	Percent
Resident fee revenue
Home health	$65.9	$84.2	$(18.3)	(21.7)%
Hospice	23.2	21.7	1.5	6.9%
Outpatient therapy	5.7	5.6	0.1	1.8
Total resident fee revenue	94.8	111.5	(16.7)	(15.0)%
Facility operating expense	103.9	103.4	0.5	0.5%

•
Resident fee revenue: Health Care Services revenue declined due primarily to a decrease in revenue for home health services, which reflects the implementation of the Patient-Driven Grouping Model ("PDGM"), an alternate home health case mix adjustment methodology with a 30-day unit of payment, which became effective beginning January 1, 2020, a decrease in home health average daily census, and a significant decrease in key medical referrals in the later part of the quarter, due to the pandemic. The decrease in resident fees was partially offset by an increase in volume for hospice services.

•
Facility operating expense: The year-over-year increase in facility operating expense was primarily attributable to an increase in labor costs arising from wage rate increases and the expansion of hospice services throughout 2019. The increase in facility operating expenses was partially offset by a decrease in labor costs for home health services.

Management Services

			Increase / (Decrease)
($ in millions)	1Q 2020	1Q 2019	Amount	Percent
Management fees	$108.7	$15.7	$93.0	NM

•
Management fees: The year-over-year increase in management fees was primarily attributable to the $100.0 million management termination fee payment from Healthpeak, recognized during the first quarter of 2020. Excluding the termination fee payment, management fees decreased $7.0 million from first quarter of 2019 due to the transition of management arrangements on 125 net communities since January 1, 2019, generally for management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management arrangements on formerly leased or owned communities.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Increase / (Decrease)
($ in millions)	1Q 2020	1Q 2019	Amount	Percent
Net cash provided by (used in) operating activities	$57.5	$(5.0)	$62.5	NM
Adjusted Free Cash Flow (4)	5.2	(47.0)	52.2	NM

(4)
Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•
Net cash provided by (used in) operating activities: The year-over-year increase in net cash provided by operating activities was primarily attributable to the $100.0 million management termination fee payment from Healthpeak received during the current year period. This change was partially offset by the $18.3 million decrease in revenue for home health services and the $20.8 million increase in same community facility operating expense during the current year period.

•	Adjusted Free Cash Flow:

•	The increase in Adjusted Free Cash Flow compared to the prior year first quarter was attributable to the Adjusted EBITDA factors noted previously, partially offset by:

◦
A $10.5 million decrease in cash provided by operating activities for changes in operating assets and liabilities, including the impacts of an increase in cash paid for accounts payable during the first quarter of 2020.

◦	A $6.0 million increase in non-development capital expenditures, net. First quarter 2020 non-development capital expenditures, net were $60.6 million.

•	Total Liquidity:

•
Total liquidity for the Company was $536.0 million as of March 31, 2020, an increase of $54.7 million from total liquidity of $481.3 million as of December 31, 2019, which was primarily attributable to the transactions with Healthpeak completed during the current period.

•
Total liquidity as of March 31, 2020 included $392.7 million of unrestricted cash and cash equivalents, $108.0 million of marketable securities, and $35.3 million of availability on the Company's secured credit facility.

•
Share Repurchases: Out of an abundance of caution during the pandemic, in mid-March, the Company suspended share repurchases under its existing share repurchase authorization. Prior to that, the Company repurchased $18.1 million of shares of common stock in open market transactions during the quarter pursuant to the repurchase program (approximately 3.1 million shares at an average purchase price of $5.92 per share). As of March 31, 2020, approximately $44.0 million remained available under the repurchase program.

TRANSACTION UPDATE

The closings of the various pending and expected transactions described below are, or will be, subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

•
CCRC Venture and Healthpeak Master Lease Transactions: On January 31, 2020, the Company completed three previously announced transactions with Healthpeak, including: (i) the Company's sale of its 51% equity interest in 14 unconsolidated entry fee CCRC communities (6,383 units), Healthpeak's payment of a $100.0 million management termination fee to the Company, and transition of operations for the communities to a new operator; (ii) the Company’s acquisition of 18 communities (2,014 units) formerly leased from Healthpeak for a total purchase price of $405.5 million; and (iii) the parties' amendment and restatement of the master lease for 25 communities (2,711 units). As a result of the transactions, the Company recognized a $370.7 million gain on the sale of the equity interest in the entry fee CCRC communities and a $19.7 million gain on debt extinguishment. The Company obtained $192.6 million of debt secured by the non-recourse first mortgages on 13 of the acquired communities. Seventy percent of the principal amount bears interest at a fixed rate of 3.62%, and the remaining thirty percent of the principal amount bears interest at a variable rate equal to 30-day LIBOR plus a margin of 209 basis points. The debt matures in February 2030. On March 20, 2020, the Company obtained $30.0 million of debt secured by the non-recourse first mortgage on one additional acquired community. The loan bears interest at a variable rate equal to the 30-day LIBOR plus a margin of 250 basis points and matures in March 2022.

•
Leased Community Acquisitions: On January 22, 2020, the Company acquired eight leased communities (336 units) from National Health Investors, Inc. ("NHI") pursuant to the exercise of a purchase option for a purchase price of $39.3 million. On March 19, 2020, the Company obtained $29.2 million of debt secured by the non-recourse first mortgages on seven communities. The loan bears interest at a variable rate equal to the 30-day LIBOR plus a margin of 225 basis points and matures in April 2030.

•
Community Dispositions and Assets Held for Sale: During the first quarter of 2020, the Company completed the sale of one owned community (78 units) for cash proceeds of $5.5 million, net of transaction costs, and terminated the lease on one community (89 units). As of March 31, 2020, two unencumbered communities were classified as held for sale, resulting in $37.4 million being recorded as assets held for sale.

•
Management Transitions: The Company transitioned management on 20 communities to new operators during the first quarter of 2020, most of which were managed under management arrangements on certain former unconsolidated ventures in which the Company sold its interest. Management fees for the first quarter of 2020 include approximately $103.7 million of management fees attributable to communities for which the Company’s management agreements were terminated since January 1, 2020 or are expected to terminate in 2020, including management agreements on communities owned by the CCRC venture, management arrangements on certain former unconsolidated ventures in which the Company sold its interest, and interim management arrangements on formerly leased communities.

•
Refinancing Activity: On March 31, 2020, the Company obtained $149.3 million of debt secured by the non-recourse first mortgages on 18 communities. Of the total principal, $73.1 million bears interest at a fixed rate of 3.55% and the remaining $76.2 million bears interest at a variable rate equal to the 30-day LIBOR plus a margin of 210 basis points. The debt matures in April 2030. The $149.3 million of proceeds from the financing were utilized to repay $136.3 million of outstanding mortgage debt maturing in 2020.

COVID-19 Impact and Outlook for Full Year 2020

On March 17, 2020, the Company withdrew its previously provided full-year 2020 guidance due to the uncertainties associated with the COVID-19 pandemic. Observations regarding the Company's experience are provided below. The ultimate impacts of the pandemic will depend on many factors, and it remains too early to estimate the effects of COVID-19 on the Company's future results. As those factors become clearer, the Company will provide further updates as appropriate.

•
Operations and Sales. The Company continues to serve and care for seniors through the pandemic, as its residential and healthcare services are considered essential services under stay-at-home orders and recommendations that were adopted by federal, state, and local governments beginning in March 2020. The health and safety of the Company’s residents, patients, and associates is and has been the Company's highest priority. The Company’s preparation and response efforts center on infection prevention and control protocols. Seeking to prevent the introduction of COVID-19 into communities, and to help control further exposure to infections within communities, in March 2020 the Company began restricting visitors at all its communities to essential healthcare personnel and certain compassionate care situations, screening associates and permitted visitors, suspending group outings, modifying communal dining and programming to comply with social distancing guidelines and, in most cases, implementing in-room only dining and activities programming, requesting that residents refrain from leaving the community unless medically necessary, and requiring new residents and residents returning from a hospital or nursing home to isolate in their apartment for fourteen days. In certain communities, upon confirmation of positive COVID-19 exposure, the Company follows government guidance regarding minimizing further exposure, including associates' adhering to personal protection protocols, restricting new resident admissions, and in some cases isolating residents. Due to the vulnerable nature of the Company’s residents, it expects many of these restrictions will continue at its communities for some time, even as federal, state, and local stay-at-home and social distancing orders and recommendations are relaxed. The Company has commenced a resident and associate testing program, which will be undertaken at substantially all its communities using a phased approach over the near term, due to the apparent ability of asymptomatic individuals to transmit the virus.

The pandemic and related infection prevention and control protocols within senior living communities have significantly disrupted demand for senior living communities and the sales process, which typically includes in-person prospective resident visits at communities. The Company believes potential residents and their families are more cautious regarding moving into senior living communities while the pandemic continues, and such caution may persist for some time. In response to these developments, the Company has redesigned its sales process to engage in virtual tours and video engagement, enhanced and adapted its marketing programs to address the stay-at-home environment, and sought to strengthen its relationships with referral partners.

•
Occupancy and Revenue. The pandemic and the Company’s response efforts began to adversely impact occupancy and resident fee revenue during the first quarter of 2020, primarily during the second half of March as new resident leads, visits (including virtual visits), and move-in activity declined significantly compared to typical levels. This trend continued through April 2020, resulting in the Company’s consolidated senior housing occupancy decreasing from 82.2% as of March 31, 2020 to 80.0% as of April 30, 2020. The Company’s home health average daily census also began to decrease in March 2020 as referrals declined significantly due to suspension of elective medical procedures and discharges increasing as a result of stay-at-home orders and recommendations, resulting in home health census of 13,306 patients as of March 31, 2020. The Company expects further deterioration in its resident fee revenue resulting from fewer move-ins and resident attrition inherent in its business, which may increase due to the impacts of COVID-19. Lower than normal controllable move-out activity during the pandemic may continue to partially offset future adverse revenue impacts.

•
Expense. Facility operating expense for the three months ended March 31, 2020 includes $10.0 million of incremental direct costs to prepare for and respond to the pandemic, including costs for acquisition of additional PPE, medical equipment, and cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, and increased labor expense. Such costs have escalated following March 31, 2020, and the Company expects such costs to further include increased workers compensation expense, health plan expense, insurance premiums and retention, and consulting and professional services costs, as well as costs for COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources. The Company is not able to reasonably predict the total amount of costs it will incur related to the pandemic, and such costs are likely to be substantial.

•
Government Assistance. During April 2020, the Company received $29.5 million of grants and $85.0 million of accelerated/advanced Medicare payments pursuant to programs created or expanded under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (CARES Act). The Company also intends to utilize the CARES Act payroll tax deferral program to delay payment of approximately $76 million of the employer portion of payroll taxes estimated to be incurred between March 27, 2020 and December 31, 2020. The grants received are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to COVID-19 and will reimburse only for health care related expenses or lost revenues that are attributable to COVID-19. The amount of the grants was based primarily on the Company's relative share of aggregate 2019 Medicare fee-for-service reimbursements, primarily related to home health, hospice, outpatient therapy, and skilled nursing care provided through the Health Care Services and CCRCs segments. The Company continues to evaluate the terms, conditions, and permitted uses associated with the grants, including requirements of the Department of Health and Human Services, and is in the process of determining what portions of these grants that the Company will be able to retain and use. Repayments of the accelerated/advanced Medicare payments are required to begin 120 days after their issuance through offsets of new Medicare claims, and all accelerated/advanced payments are due 210 days following their issuance. One-half of the payroll tax deferral amount will become due on each of December 31, 2021 and December 31, 2022. The Company continues to seek further government-sponsored financial relief.

•
Liquidity. The Company has taken, and continues to take, actions to enhance and preserve liquidity in response to the pandemic. As of March 17, 2020, the Company drew the full available balance of $166.4 million on the revolving credit facility. Additionally, the Company suspended repurchases under its existing share repurchase program. The Company has also delayed or canceled a number of elective capital expenditure projects resulting in an approximate $50 million reduction to expected full-year 2020 capital expenditures. The Company believes that its cash flows from operations, together with cash on hand, amounts available under its secured credit facility, and proceeds from anticipated dispositions of owned communities and financings, and refinancings of various assets, will be sufficient to fund its liquidity needs for at least the next 12 months, assuming continued access to credit markets and the impacts of the pandemic on the economy and the industry begin to moderate in the near term. As of March 31, 2020, the Company’s remaining 2020 and 2021 maturities are $69.7 million and $333.1 million, respectively. The Company has commenced efforts to refinance those and other maturities with non-recourse mortgage debt.

The ultimate impacts of COVID-19 will depend on many factors, some of which cannot be foreseen, including the duration, severity, and geographic concentrations of the pandemic and any resurgence of the disease; the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company’s markets; the development and availability of COVID-19 infection and antibody testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups; government financial and regulatory relief efforts that may become available to business and individuals; perceptions regarding the safety of senior living communities during and after the pandemic; changes in demand for senior living communities and the Company’s ability to adapt its sales and marketing efforts to meet that demand; the impact of COVID-19 on the Company’s residents’ and their families’ ability to afford resident fees, including due to changes in unemployment rates, consumer confidence, and equity markets caused by COVID-19; changes in the acuity levels of the Company’s new residents; the disproportionate impact of COVID-19 on seniors generally and those residing in the Company’s communities; the duration and costs of the Company’s preparation and response efforts, including increased equipment, supplies, labor, litigation, and other expenses; the impact of COVID-19 on the Company’s ability to complete financings, refinancings, or other transactions (including dispositions) or to generate sufficient cash flow to cover required interest and lease payments and to satisfy financial and other covenants in the Company’s debt and lease documents; increased regulatory requirements and enforcement actions resulting from COVID-19, including those that may limit the Company’s collection efforts for delinquent accounts; and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's first quarter 2020 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results of its first quarter ended March 31, 2020 on May 6, 2020 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on May 20, 2020 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "8098920".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 741 communities in 45 states and the ability to serve approximately 65,000 residents as of March 31, 2020. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including those related to the COVID-19 pandemic and the Company's outlook. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its assumptions or expectations will be attained, and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to: the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals and the Company, on the Company's business, results of operations, cash flow, liquidity, and strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, and which are described above in this press release; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing markets, consumer confidence or the equity markets and unemployment among family members, which may be adversely impacted by the pandemic; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, oversupply and increased competition; disruptions in the financial markets, including those related to the pandemic, that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions, including changes related to the pandemic, and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects, which may be adversely affected by the pandemic; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's borrowing base calculations and the Company's consolidated fixed charge coverage ratio on availability under its revolving credit facility; the potential phasing out of LIBOR which may increase the costs of the Company's debt obligations; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's inability to achieve or maintain profitability; the Company’s ability to complete pending or expected disposition, acquisition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future;

the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases, which may be adversely impacted by the pandemic; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing, which may be adversely impacted by the pandemic; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; costs to defend against, or an adverse determination or resolution of, complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019
Revenue
Resident fees	$782,707	$809,479
Management fees	108,715	15,743
Reimbursed costs incurred on behalf of managed communities	122,717	216,822
Total revenue	1,014,139	1,042,044

Expense
Facility operating expense (excluding facility depreciation and amortization of $84,301 and $88,827, respectively)	588,482	586,094
General and administrative expense (including non-cash stock-based compensation expense of $5,957 and $6,356, respectively)	54,595	56,311
Facility operating lease expense	64,481	68,668
Depreciation and amortization	90,738	96,888
Asset impairment	78,226	391
Loss (gain) on facility lease termination and modification, net	—	209
Costs incurred on behalf of managed communities	122,717	216,822
Total operating expense	999,239	1,025,383
Income (loss) from operations	14,900	16,661

Interest income	1,455	3,084
Interest expense:
Debt	(41,763)	(45,643)
Financing lease obligations	(13,282)	(16,743)
Amortization of deferred financing costs and debt discount	(1,315)	(979)
Gain (loss) on debt modification and extinguishment, net	19,181	(67)
Equity in earnings (loss) of unconsolidated ventures	(1,008)	(526)
Gain (loss) on sale of assets, net	372,839	(702)
Other non-operating income (loss)	2,662	2,988
Income (loss) before income taxes	353,669	(41,927)
Benefit (provision) for income taxes	15,828	(679)
Net income (loss)	369,497	(42,606)
Net (income) loss attributable to noncontrolling interest	18	11
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$369,515	$(42,595)

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$2.01	$(0.23)
Diluted	$2.00	$(0.23)

Weighted average common shares outstanding:
Basic	184,186	186,747
Diluted	184,522	186,747

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$392,674	$240,227
Marketable securities	108,039	68,567
Restricted cash	23,908	26,856
Accounts receivable, net	135,531	133,613
Assets held for sale	37,397	42,671
Prepaid expenses and other current assets, net	104,432	84,241
Total current assets	801,981	596,175
Property, plant and equipment and leasehold intangibles, net	5,298,910	5,109,834
Operating lease right-of-use assets	1,080,304	1,159,738
Other assets, net	320,500	328,686
Total assets	$7,501,695	$7,194,433

Current liabilities	$686,100	$1,046,972
Long-term debt, less current portion	3,644,542	3,215,710
Financing lease obligations, less current portion	562,348	771,434
Operating lease obligations, less current portion	1,272,448	1,277,178
Line of credit	166,381	—
Other liabilities	117,646	184,414
Total liabilities	6,449,465	6,495,708
Total Brookdale Senior Living Inc. stockholders' equity	1,049,879	696,356
Noncontrolling interest	2,351	2,369
Total equity	1,052,230	698,725
Total liabilities and equity	$7,501,695	$7,194,433

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$369,497	$(42,606)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	(19,181)	67
Depreciation and amortization, net	92,053	97,867
Asset impairment	78,226	391
Equity in (earnings) loss of unconsolidated ventures	1,008	526
Distributions from unconsolidated ventures from cumulative share of net earnings	—	749
Amortization of entrance fees	(377)	(398)
Proceeds from deferred entrance fee revenue	343	436
Deferred income tax (benefit) provision	(21,767)	170
Operating lease expense adjustment	(6,733)	(4,383)
Loss (gain) on sale of assets, net	(372,839)	702
Loss (gain) on facility lease termination and modification, net	—	209
Non-cash stock-based compensation expense	5,957	6,356
Non-cash management contract termination gain	—	(353)
Other	(1,460)	(2,495)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,033)	(4,550)
Prepaid expenses and other assets, net	(1,696)	12,358
Prepaid insurance premiums financed with notes payable	(17,434)	(18,842)
Trade accounts payable and accrued expenses	(47,919)	(41,358)
Refundable fees and deferred revenue	(2,254)	(9,855)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	4,088	—
Net cash provided by (used in) operating activities	57,479	(5,009)
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	3,211	(320)
Purchase of marketable securities	(89,414)	(68,348)
Sale and maturities of marketable securities	50,000	—
Capital expenditures, net of related payables	(69,385)	(60,055)
Acquisition of assets, net of related payables and cash received	(446,688)	—
Investment in unconsolidated ventures	(268)	(3,986)
Distributions received from unconsolidated ventures	—	3,178
Proceeds from sale of assets, net	304,617	29,458
Net cash provided by (used in) investing activities	(247,927)	(100,073)
Cash Flows from Financing Activities
Proceeds from debt	471,785	25,178
Repayment of debt and financing lease obligations	(263,226)	(28,400)
Proceeds from line of credit	166,381	—
Purchase of treasury stock, net of related payables	(18,123)	(9,956)
Payment of financing costs, net of related payables	(5,815)	(759)
Payments of employee taxes for withheld shares	(3,898)	(2,997)
Other	146	298
Net cash provided by (used in) financing activities	347,250	(16,636)
Net increase (decrease) in cash, cash equivalents, and restricted cash	156,802	(121,718)
Cash, cash equivalents, and restricted cash at beginning of period	301,697	450,218
Cash, cash equivalents, and restricted cash at end of period	$458,499	$328,500

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations included below of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance and retention costs.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination and modification, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended March 31,
(in thousands)	2020	2019
Net income (loss)	$369,497	$(42,606)
Provision (benefit) for income taxes	(15,828)	679
Equity in (earnings) loss of unconsolidated ventures	1,008	526
Loss (gain) on debt modification and extinguishment, net	(19,181)	67
Loss (gain) on sale of assets, net	(372,839)	702
Other non-operating (income) loss	(2,662)	(2,988)
Interest expense	56,360	63,365
Interest income	(1,455)	(3,084)
Income (loss) from operations	14,900	16,661
Depreciation and amortization	90,738	96,888
Asset impairment	78,226	391
Loss (gain) on facility lease termination and modification, net	—	209
Operating lease expense adjustment	(6,733)	(4,383)
Non-cash stock-based compensation expense	5,957	6,356
Transaction and organizational restructuring costs	1,981	461
Adjusted EBITDA(1) (2)	$185,069	$116,583
$100.0 million management termination fee	(100,000)	—
COVID-19 expense	10,000	—
Adjusted EBITDA, excluding $100.0 million management termination fee and COVID-19 expense	$95,069	$116,583

(1)	Adjusted EBITDA for the three months ended March 31, 2019 includes a negative non-recurring net impact of $6.4 million from the application of the lease accounting standard effective January 1, 2019.

(2)
Adjusted EBITDA for the first quarter of 2020 includes the $100.0 million management agreement termination fee received from Healthpeak related to the sale of Brookdale’s interest in the entry fee CCRC venture, which closed on January 31, 2020, and $10.0 million of direct costs, primarily consisting of acquisition of PPE, medical equipment, cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, and increased labor expense, incurred to prepare for and respond to the COVID-19 pandemic.  Additionally, Adjusted EBITDA for the first quarter of 2020 includes a negative impact to resident fees as a result of the COVID-19 pandemic.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination and modification, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; (ii) it is used as a metric in the Company’s performance-based compensation programs; and (iii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination and modification generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii)

the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended March 31,
(in thousands)	2020	2019
Net cash provided by (used in) operating activities	$57,479	$(5,009)
Net cash provided by (used in) investing activities	(247,927)	(100,073)
Net cash provided by (used in) financing activities	347,250	(16,636)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$156,802	$(121,718)

Net cash provided by (used in) operating activities	$57,479	$(5,009)
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(749)
Changes in prepaid insurance premiums financed with notes payable	17,434	18,842
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(4,088)	—
Non-development capital expenditures, net	(60,556)	(54,602)
Payment of financing lease obligations	(5,087)	(5,453)
Adjusted Free Cash Flow (1) (2)	$5,182	$(46,971)

(1)	Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $2.0 million and $0.5 million for the three months ended March 31, 2020 and 2019, respectively.

(2)
Adjusted Free Cash Flow for the first quarter of 2020 includes the $100.0 million management agreement termination fee received from Healthpeak related to the sale of Brookdale’s interest in the entry fee CCRC venture, which closed on January 31, 2020, and $10.0 million of direct costs, primarily consisting of acquisition of PPE, medical equipment, cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, and increased labor expense, incurred to prepare for and respond to the COVID-19 pandemic.

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com